Exhibit 10.1

THIRD AMENDMENT TO
LEASE AGREEMENT

JORDAN VALLEY TECHNOLOGY CENTER
OFFICE BUILDING TWO

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made and entered into as of this 30th day of September, 2002, by and between BOYER JORDAN VALLEY 1, L.C., a Utah Limited Liability Company, (the “Landlord”), and TENFOLD CORPORATION, a Delaware Corporation (the “Tenant”), (collectively the “Parties”).

RECITALS:

A.      Landlord and Tenant previously entered into a certain Lease Agreement – Tenfold Office Building Phase I, dated April 28, 2000 and amended by the First Amendment to Lease Agreement dated November 30, 2000 and the Second Amendment to Lease Agreement dated April 3, 2002 (the “Lease”) providing for the lease by Landlord to Tenant of the office building located at 698 West 10000 South in South Jordan, Utah. Capitalized terms which are used but not defined in this Amendment shall have the same meaning as is set forth in the Lease.

B.      Tenant desires to modify the Lease and reduce its rental obligations under the Lease.

C.      Landlord is willing to modify the Lease strictly upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
INTENT OF THE PARTIES:  It is the intent of Landlord and Tenant that this Amendment extinguish any and all liabilities or obligations arising between the parties from April 28, 2000 (date of Lease Agreement) through August 31, 2002. As of the Commencement Date of this Third Amendment, September 1, 2002, neither Landlord nor Tenant shall have any remaining financial obligation to the other pertaining to the time period from April 28, 2000 through August 31, 2002. Accordingly, all financial obligations arising between parties from April 28, 2000 through August 31, 2002 are hereby terminated and extinguished, and the parties hereby waive all claims, whether known or unknown, against the other party or its directors, officers, employees or agents arising our of such obligations. The ongoing obligations of the parties are modified and adjusted by this Amendment.

2.
ARTICLE 1.1(a), DESCRIPTION OF PREMISES:  The square footage of the Leased Premises shall be changed from 105,068 to 22,310 BOMA rentable square feet. The Leased Premises consists of that certain area shaded on Exhibit “B-3” which is attached hereto and by this reference incorporated herein.

3.	ARTICLE 1.1(a)(ii), TENANT’S PROPORTIONATE SHARE: This Article is deleted in its entirety and replaced with the following:

“Tenant’s Proportionate Share” shall mean the percentage derived from the fraction, the numerator of which is the gross rentable square footage of the Leased Premises (22,310), the denominator of which is the gross rentable square footage of Building Two (105,068). In this Lease, Tenant’s Proportionate Share initially is 21.23%, subject to increase or decrease due to increases or decreases in the gross rentable square footage of the Leased Premises or in Building Two.

4.	ARTICLE 1.1(d), NON-EXCLUSIVE PARKING: The number of non-exclusive parking stalls shall be changed from 421 to 89 parking stalls.

5.	ARTICLE 2.1, LENGTH OF TERM: The length of the Lease Term shall be changed from eleven (11) years to five (5) years.

6.
ARTICLE 2.2, COMMENCEMENT DATE; OBLIGATION TO PAY RENT: The Commencement Date of this Third Amendment to Lease Agreement shall be September 1, 2002. Tenant’s obligation to pay rent herein shall commence on the Commencement Date, subject to the provisions of paragraph 8 of this amendment. The lease termination date is August 31, 2007.

7.	ARTICLE 2.6, RENEWAL OPTION: This Article is deleted in its entirety.

8.	ARTICLE 3.1, BASIC ANNUAL RENT: This Article is deleted in its entirety and replaced with the following:

Tenant agrees to pay to Landlord basic annual rent (the “Basic Annual Rent”) at such place as Landlord may designate, without prior demand and without any deduction or set off whatsoever. Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the term of the Lease. Notwithstanding the foregoing, the Basic Annual Rent for the months of September and October 2002, shall be paid on or before October 4, 2002.

Basic Annual Rent for Lease Year 1 shall consist of the sum of Two Hundred Sixty Seven Thousand Seven Hundred Twenty and no/100 Dollars ($267,720.00) which is derived as $12.00 per rentable square foot. The Basic Annual Rent shall escalate at the beginning of the second lease year and every year thereafter by $0.50 per rentable square foot.

9.	SECTION 4.1(c), ESTIMATED COSTS: Section 4.1(c) is hereby deleted in its entirety and replaced with the following:

(c)    “Estimated Costs” shall mean the projected amount of Tenant’s

Direct Costs and Tenant’s Proportionate Share of Basic Costs, excluding the costs of electricity and ventilation/air conditioning provided to the Leased Premises, as separately metered and invoiced to Tenant. The Estimated Costs for the calendar year in which the Lease commences are $117,127.50 excluding the costs of electricity and ventilation/air conditioning to the Leased Premises, and are not included in the Basic Annual Rent. The Estimated Costs are based on 22,310 rentable square feet and a $5.25 per rentable square foot cost.

10.	SECTION 21.2, EXCLUSIVE RIGHTS: This article is deleted in its entirety.

11.
RELEASE OF ESCROWED FUNDS:  By way of this Amendment, Tenant releases to Landlord the remaining funds (approximately $1,491,529.04 plus accumulated interest) escrowed with Legacy Land Title Company for the payment of finish construction costs in the balance of the Building. Legacy Land Title is authorized to release these funds to Landlord upon Landlord’s written request.

12.
In the event Tenant files for bankruptcy protection under Title 11 of the United States Code during the remaining term of this Lease, Tenant agrees to assume or reject the Lease, as amended, within the sixty (60) day post-petition period set forth in Section 365 of the Bankruptcy Code and further agrees not to seek from the applicable bankruptcy court an extension of such 60-day period.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Third Amendment on the date first set forth above.

LANDLORD:	BOYER JORDAN VALLEY 1, L.C., by its Managing Partner, The Boyer Company, L.C.

By:
	Its:	H. Roger Boyer Chairman and Manager

TENANT:	TENFOLD CORPORATION

By:
	Its:	Robert P. Hughes Senior Vice President and Chief Accounting Officer

NOTARY

STATE OF UTAH	)

) ss
COUNTY OF SALT LAKE	)

On this              day of September, 2002, personally appeared before me H. ROGER BOYER, who duly acknowledged to me that he executed the foregoing Lease Amendment as the CHAIRMAN AND MANAGER of THE BOYER COMPANY, L. C., A UTAH LIMITED LIABILITY COMPANY the managing partner of BOYER JORDAN VALLEY 1, L.C.

My commission Expires:
Notary Public Residing at SALT LAKE COUNTY

STATE OF UTAH	)

) ss
COUNTY OF SALT LAKE	)

On this              day of September, 2002, personally appeared before me ROBERT P. HUGHES, who being duly sworn, did say that he is the SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER of Tenfold Corporation, a Delaware Corporation, and that said instrument was signed in behalf of said corporation by authority of its by-laws or a resolution of its Board of Directors, and said ROBERT P. HUGHES acknowledged to me that said corporation executed the same.

My commission Expires:
Notary Public Residing at

EXHIBIT “B-3”

DESCRIPTION OF PREMISES

[Graphics displaying floor plans of office]